Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2018
Earnings and Quarterly Dividend Payment

Morrisville, VT July 18, 2018 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2018 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended June 30, 2018 was $2.5 million, or $0.54 per share, compared to $2.2 million, or $0.50 per share, for the same period in 2017 and $5.2 million, or $1.16 per share, for the six months ended June 30, 2018, compared to $4.2 million, or $0.93 per share for the same period in 2017.
Second Quarter Highlights
Highlights of the three months ended June 30, 2018 compared to the three months ended June 30, 2017 include:

•	Net income increased $223 thousand, or 10.0%, to $2.5 million.

•	Net interest income increased $627 thousand, or 9.5%, to $7.2 million.

•	Income tax expense decreased $374 thousand, or 45.6%, from $820 thousand to $446 thousand.

For the three months ended June 30, 2018 noninterest income was $2.2 million compared to $2.3 million for the same period in 2017. The decrease is attributable to a reduction in the gain on sale of residential loans from lower sales volume and volatility in interest rates. A provision for loan losses of $150 thousand was recorded for the three months ended June 30, 2018 compared to no provision for the same time period in 2017. Noninterest expenses increased $447 thousand during the comparison periods.
Year-to-Date Highlights
Highlights of the six months ended June 30, 2018 compared to the six months ended June 30, 2017 include:

•	Net income increased $1.0 million, or 25.0%, to $5.2 million.

•	Net interest income increased $1.2 million, or 9.7%, to $14.1 million.

•	Book value per common share increased 2.7% to $13.46.

•	Net loan charge-offs were $5 thousand.

•	Nonperforming loans were 0.29% of total loans.

For the six months ended June 30, 2018 total noninterest income amounted to $4.62 million for the six months ended June 30, 2018 compared to $4.57 million for the six months ended June 30, 2017. The increase during the comparison period is the result of a gain on the sale of a former branch building and proceeds from a bank owned insurance policy. These increases were partially offset by a decrease in the gain on sale of residential loans.
Total noninterest expenses were $12.5 million for the six months ended June 30, 2018 compared to $11.8 million for the same period in 2017. Increases of $191 thousand in salaries and wages, $325 thousand in employee benefits, and $158 thousand in other expenses occurred during the comparison periods. These increases were partially offset by decreases of $22 thousand in occupancy expense and $11 thousand in equipment expense.
Income tax expense was $959 thousand for the six months ended June 30, 2018 resulting in an effective tax rate of 15.6% compared to $1.5 million, or an effective tax rate of 26.3%, for the six months ended June 30, 2017.
Total assets increased $52.7 million, or 7.9% to reach $717.6 million as of June 30, 2018 from $664.9 million as of June 30, 2017. Total loans increased $39.0 million, or 7.2% to $581.3 million as of June 30, 2018 compared to $542.3 million as of June 30, 2017. Sales of qualifying residential mortgages to the secondary market totaled $49.4 million for the first six months of 2018 compared to $58.4 million for the same period in 2017. The Company has retained the servicing on loans totaling $509.7 million as of June 30, 2018 compared to $477.5 million as of June 30, 2017. Total deposits reached $578.9 million as of June 30, 2018 compared to $564.6 million a year ago, or growth of $14.3 million, or 2.5%. Borrowed funds were $69.0 million as of June 30, 2018, an increase of $32.6 million compared to June 30, 2017. The Company had total capital of $60.1 million with a book value per share of $13.46 as of June 30, 2018 compared to $58.5 million and $13.10 per share as of June 30, 2017.
On July 18, 2018, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share payable August 9, 2018 to shareholders of record as of July 30, 2018.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of first time home buyers. Union is consistently one of the top Vermont Housing Finance Agency mortgage originators. Additionally, Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.